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                           EXHIBIT 3.1 TO FORM 10SB

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                               CE SOFTWARE, INC.

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to sections 1003 and 1007 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:


                                   ARTICLE 1

                                     NAME
                                     ----

     The name of the corporation is CE Software, Inc. (the "Corporation").


                                   ARTICLE 2

                                    SHARES
                                    ------

     The aggregate number of shares the corporation has authority to issue shall be 10,000,000 shares, all of which shall be designated Common Stock with a par value of $.10. All of the shares of Common Stock of the corporation of the par value of $1.00 issued and outstanding immediately prior to the time this amendment becomes effective shall be and are by this means automatically reclassified and changed (without any further act) into shares of the par value of $.10, the number of which shall equal the product derived from multiplying the number of such shares by 10. This amendment shall become effective without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, and shall constitute a 1 for 10 stock split.


                                   ARTICLE 3

                                   DIRECTORS
                                   ---------

     The number of directors shall be the number specified in or fixed in accordance with the Bylaws. The Board of Directors shall have power to fix or change the number of directors, unless the shareholders, in amending or repealing the bylaws, provide expressly that the Board of Directors shall not amend or repeal the bylaw establishing the number of directors.


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                                   ARTICLE 4

                       NONLIABILITY AND INDEMNIFICATION
                       --------------------------------

     A. A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for a transaction from which the director derived an improper personal benefit; or (iv) for an unlawful distribution as described in section 833 of the Iowa Business Corporation Act (or any similar provision of any subsequent law enacted in Iowa). If the law of the Corporation's state of incorporation is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its shareholders, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent then permitted.

     B. Each individual who is or was a director or officer of the Corporation (and the heirs, executors, personal representatives, or administrators of such individual) who was or is made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise ("Indemnitee") shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

     C. The Corporation may, by action of the Board of Directors, provide indemnification to such of the officers, employees, and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by applicable law.

     D. The rights and authority conferred in this article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, or Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors, or otherwise.

     E. Any repeal or amendment of this article by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or amendment.


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                                   ARTICLE 5

                               PREEMPTIVE RIGHTS
                               -----------------

     No holder of any shares of the stock of the Corporation of any class shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.


                                   ARTICLE 6

                            CERTIFICATE OF ADOPTION
                            -----------------------

     A. The duly adopted Amended and Restated Articles of Incorporation set forth above supersede the original Articles of Incorporation of the Corporation and all amendments to them.

     B. The Board of Directors adopted these Amended and Restated Articles of Incorporation to amend the Articles of Incorporation which required shareholder approval. These Amended and Restated Articles of Incorporation were approved by the shareholders on ____________, 2000 to be effective upon filing with the Secretary of State.

     C. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Restated Articles of Incorporation, and the number of votes of each voting group indisputably represented at the meeting are as follows:

                                           VOTES ENTITLED
                                           TO BE CAST ON             VOTES
   DESIGNATION            SHARES              RESTATED            REPRESENTED
    OF GROUP           OUTSTANDING            ARTICLES             AT MEETING

     Common                100                  100                   100

     The total number of votes cast for and against these Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the Amended and Restated Articles of Incorporation is as follows:

    VOTING                        VOTES                          VOTES
    GROUP                          FOR                          AGAINST

    Common                         100                            -0-

     D. The number of votes cast for the Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.

     Dated this ____ day of _______________, 2000


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                                       CE SOFTWARE, INC.



                                       By:_________________________________
                                          John S. Kirk, President



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